Exhibit 10.2

TOWER INTERNATIONAL, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (the “Agreement” or “Award Agreement”), dated as of the “Award Date” set forth in the attached Exhibit A, is entered into between Tower International, Inc., a Delaware corporation (the “Company”), and the individual named in Exhibit A hereto (the “Awardee”). For purposes of this Agreement, the information referenced in Exhibit A shall be as provided to the Awardee electronically via the website made accessible to the Awardee to review the terms and conditions of this Award as set forth herein.

WHEREAS, the Company desires to provide the Awardee an incentive to participate in the success and growth of the Company; and

WHEREAS, to give effect to the foregoing intention, the Company desires to award the Awardee restricted stock units pursuant to the Tower International, Inc. 2010 Equity Incentive Plan (the “Plan”);

NOW, THEREFORE, the following provisions apply to this Award:

1.          Award. The Company hereby awards the Awardee the number of Restricted Stock Units (each an “RSU” and collectively the “RSUs”) set forth in Exhibit A. Such RSUs shall be subject to the terms and conditions set forth in this Agreement and the provisions of the Plan, the terms of which are incorporated herein by reference. Capitalized terms used but not otherwise defined herein shall have the meanings as set forth in the Plan.

2.          Vesting. Except as otherwise provided in this Agreement, the RSUs shall vest in accordance with the vesting schedule set forth in Exhibit A, provided that the Awardee remains in the “Continuous Service” (as defined below) of the Company or any of its Subsidiaries through the applicable vesting date.

“Continuous Service” means the absence of any interruption or termination of service as an employee, director, consultant, advisor or other individual service provider; provided, however, that periods of absence to the extent permitted by Company policies due to vacations, holidays, sick days, short term disability and other approved absences, will not be considered to be an interruption or termination of service hereunder. Changes in status between service as an employee, director, consultant, advisor or other individual service provider to the Company or any of its Subsidiaries will not constitute an interruption of service.

Notwithstanding the foregoing vesting schedule, all of the RSUs awarded hereunder shall become immediately vested in the event that (i) the Awardee’s Continuous Service with the Company and/or its Subsidiaries terminates due to the Awardee’s death or Disability, or (ii) a Change in Control occurs while the Awardee is in the Continuous Service of the Company or any of its Subsidiaries.

For each RSU that becomes vested in accordance with this Agreement, the Company shall issue and deliver to Awardee, on or within ten (10) business days after becoming vested, one share of the Company’s common stock, par value $.01 per share (the “Common Stock”). Except as provided above, in the event that the Awardee ceases to be in the Continuous Service of the Company or any of its Subsidiaries, any RSUs that have not vested as of the date of such cessation of service shall be forfeited.

3.          Dividend Equivalent Units. If and to the extent that the Company pays a cash dividend with respect to the Common Stock, Awardee shall be credited with an additional number of RSUs (“Dividend Equivalent Units”), including a fractional Dividend Equivalent Unit if applicable, equal to (i) the amount of such dividends as would have been paid with respect to Awardee’s outstanding RSUs on the record date of such dividend (the “record date”) had each such outstanding RSU been an outstanding share of Common Stock on such record date, divided by (ii) the closing price of a share of Common Stock on such record date. Dividend Equivalent Units shall be subject to the same vesting terms and conditions as the RSUs to which they relate.

4.          No Rights as Stockholder. The Awardee shall not be entitled to any of the rights of a stockholder with respect to any share of Common Stock that may be acquired following vesting of an RSU unless and until such share of Common Stock is issued and delivered to the Awardee. Without limitation of the foregoing, the Awardee shall not have the right to vote any share of Common Stock to which an RSU relates and shall not be entitled to receive any dividend attributable to such share of Common Stock for any period priot to the issuance and delivery of such share to Awardee (but Awardee shall have dividend equivalent rights as provided in Section 3 above).

5.          Transfer Restrictions. Neither this Agreement nor the RSUs may be sold, assigned, pledged or otherwise transferred or encumbered without the prior written consent of the Committee.

6.          Government Regulations. Notwithstanding anything contained herein to the contrary, the Company’s obligation hereunder to issue or deliver certificates evidencing shares of Common Stock shall be subject to the terms of all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

7.          Withholding Taxes. The Awardee shall pay to the Company, or make provision satisfactory to the Company for payment of, the minimum statutory amount required to satisfy all federal, state and local income tax withholding requirements and the Awardee’s share of applicable employment withholding taxes in connection with the issuance and deliverance of shares of Common Stock following vesting of RSUs, in any manner permitted by the Plan. No shares of Common Stock shall be issued with respect to RSUs unless and until satisfactory arrangements acceptable to the Company have been made by the Awardee with respect to the payment of any income and other taxes which the Company determines must be withheld or collected with respect to the RSUs.

8.          Investment Purpose. Any and all shares of Common Stock acquired by the Awardee under this Agreement will be acquired for investment for the Awardee’s own account and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such shares of Common Stock within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). The Awardee shall not sell, transfer or otherwise dispose of such shares unless they are either (1) registered under the Securties Act and all applicable state securities laws, or (2) exempt from such registration in the opinion of Company counsel.

9.          Securities Law Restrictions. Regardless of whether the offering and sale of shares of Common Stock issuable to Awardee pursuant to this Agreement and the Plan have been registered under the Securities Act, or have been registered or qualified under the securities laws of any state, the Company at its discretion may impose restrictions upon the sale, pledge or other transfer of such shares of Common Stock (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of the Company, such restrictions are necessary in order to achieve compliance with the Securities Act or the securities laws of any state or any other law.

10.         Lock-Up Agreement. The Awardee, in the event that any shares of Common Stock which become deliverable to Awardee with respect to RSUs at a time during which any directors or officers of the Company have agreed with one or more underwriters not to sell securities of the Company, shall enter into an agreement, in form and substance satisfactory to the Company, pursuant to which the Awardee shall agree to restrictions on transferability of the shares of such Common Stock comparable to the restrictions agreed upon by such directors or officers of the Company.

11.         Awardee Obligations. The Awardee should review this Agreement with his or her own tax advisors to understand the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. The Awardee will rely solely on such advisors and not on any statements or representations of the Company or any of its agents, if any, made to the Awardee. The Awardee (and not the Company) shall be responsible for the Awardee’s own tax liability arising as a result of the transactions contemplated by this Agreement.

12.         Employment. Nothing in this Agreement or the Plan confers on the Awardee any right to continue an employment, service or consulting relationship with the Company, nor shall it affect in any way the Awardee’s right or the Company’s right to terminate the Awardee’s employment, service, or consulting relationship at any time, with or without cause. The Company would not have granted this Award to the Awardee without this provision.

13.         Notices. Notices or communications to be made hereunder shall be in writing and shall be delivered in person, by registered mail, by confirmed facsimile or by a reputable overnight courier service to the Company at its principal office or to the Awardee at his or her address contained in the records of the Company. Alternatively, notices and other communications may be provided in the form and manner of such electronic means as the Company may permit.

14.         Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Award Agreement constitute the entire Agreement with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Awardee with respect to the subject matter hereof, and except as provided in the Plan or in this Agreement, may not be modified adversely to the Awardee’s interest except by means of a writing signed by the Company and the Awardee. In the event of any conflict between this Award Agreement and the Plan, the Plan shall be controlling. This Award Agreement shall be construed under the laws of the State of Delaware, without regard to conflict of laws principles.

15.         Opportunity for Review. The RSUs are granted under and governed by the terms and conditions of the Plan and this Award Agreement. The Awardee is responsible for reviewing and understanding the Plan and this Award Agreement in their entirety, and for obtaining the advice of counsel (if desired). The Awardee will be deemed to have automatically accepted the Award Agreement (and the terms of the Plan applicable to such Agreement) unless the Awardee affirmatively rejects the Agreement within 90 days following the Award Date by such electronic means as the Company may permit. All decisions or interpretations of the Committee upon any questions relating to the Plan and this Award Agreement are binding, conclusive and final. The Awardee is responsible to notify the Company upon any change in Awardee’s residence address.

16.         Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Awardee and their respective permitted successors, assigns, heirs, beneficiaries and representatives.

17.         Section 409A Compliance. To the extent that this Agreement and the award of RSUs hereunder are or become subject to the provisions of Section 409A of the Code, the Company may amend or modify the Award Agreement (or the RSUs granted under the Award Agreement) as appropriate to maintain compliance with the provisions of Section 409A of the Code.

18.         Recoupment. In the event the Company restates its financial statements due to material noncompliance with any financial reporting requirements under applicable securities laws, any payments pursuant to this Agreement for or in respect of the year that is restated, or the prior three years, may be recovered to the extent the payments made exceed the amount that would have been as a result of the restatement. In addition and without limitation of the foregoing, any amounts paid hereunder shall be subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company or as is otherwise required by applicable law or stock exchange listing conditions.

19.         Acceptance or Rejection of Award Agreement. The Awardee shall be deemed to have accepted and agreed to the terms and conditions of this Agreement (and the applicable terms of the Plan) unless the Awardee rejects this Award Agreement within 90 days of the Award Date by such electronic means as the Company may permit. If the Awardee rejects the Award Agreement, the award of RSUs that would otherwise have been made to the Awardee under the Award Agreement shall be null and void and the RSUs will be cancelled.

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